Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

i) Form S-8 No. 333-177273, pertaining to the 2010 Share Incentive Plan;

ii) Form S-8 No. 333-187695, pertaining to the 2010 Share Incentive Plan, as amended;

iii) Form S-8 No.333-197495, pertaining to the 2014 Share Incentive Plan; and

iv) Form S-8 No. 333-208121, pertaining to the 2014 Share Incentive Plan, as amended,

of 21Vianet Group, Inc. of our reports dated April 12, 2016, with respect to the consolidated financial statements of 21Vianet Group, Inc. and the effectiveness of internal control over financial reporting of 21Vianet Group, Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, People’s Republic of China

April 12, 2016